CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report (Form 8-K) of One
Valley Bancorp of West Virginia, Inc. of our report dated February 4, 1994, with respect to the consolidated financial statements of Mountaineer Bankshares of W. Va., Inc. for the year ended December 31, 1993.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Amended 1983 Incentive Stock Option Plan (Form S-8, No. 2-90738) and pertaining to the 1993 Incentive Stock Option Plan (Form S-8, No. 33-66700) of One Valley Bancorp of West Virginia, Inc. of our report dated February 4, 1994, with respect to the consolidated financial statements of Mountaineer Bankshares of W. Va., Inc., included in this Current Report on Form 8-K dated January 10, 1995.

                                               /s/ CROWE, CHIZEK and COMPANY

Columbus, Ohio
January 9, 1995

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